Exhibit 99.1

EXCO Resources, Inc.
12377 Merit Drive, Suite 1700, LB 82, Dallas, Texas 75251
(214) 368-2084	FAX (214) 368-2087

EXCO RESOURCES, INC. ANNOUNCES ACQUISITION OF
NATURAL GAS PROPERTIES IN EAST TEXAS

DALLAS, TEXAS, July 15, 2008... EXCO Resources, Inc. (NYSE:XCO) today announced it has closed an acquisition of producing oil and natural gas properties, acreage and other assets in Gregg, Rusk, and Upshur Counties, Texas for approximately $252 million from private sellers, subject to customary post-closing purchase price adjustments. EXCO’s average working interest in the properties is approximately 94% with an average net revenue interest of 72%. EXCO’s estimate of net proved reserves acquired is 109 Bcfe and estimated total net reserves (proved, probable and possible) exceed 370 Bcfe exclusive of Bossier/Haynesville shale potential, discussed below, all based on NYMEX strip pricing at the contract effective date of March 1, 2008.

The assets include producing properties with more than 15 Mmcfe per day of net production from 83 producing wells and approximately 11,000 gross acres. Also included in the assets is a 50 mile gathering system with compressors, a dehydration unit and a refrigeration plant. EXCO estimates that there are more than 500 additional drilling locations in the Cotton Valley and Travis Peak formations, of which 92 are proved. EXCO will operate the field and estimates a capital budget of $20 million to drill 9 wells during the remainder of 2008. The current primary productive formations in the field are the Upper Cotton Valley, Pettet and Travis Peak. A majority of the acquired leasehold covers rights to all depths, including the Bossier/Haynesville shale. In prior years, two vertical wells were drilled into the Bossier/Haynesville shale on this acreage and logged pay potential in these horizons. Recent industry activity in the vicinity of the acquired acreage has confirmed the presence of shale potential. EXCO plans to drill at least one vertical well in 2008 to further delineate potential of the Bossier/Haynesville, and EXCO estimates that there could be more than 100 potential shale locations across the acquired acreage.

The acquisition of these properties will be financed with a $300 million Senior Unsecured Term Loan due December 15, 2008, at our unrestricted subsidiary, EXCO Operating Company, LP, formerly known as EXCO Partners Operating Partnership, LP.

EXCO Resources, Inc. is a public oil and natural gas acquisition, exploitation, development and production company headquartered in Dallas, Texas with principal operations in Texas, Louisiana, Oklahoma, Ohio, Pennsylvania, and West Virginia.

Additional information about EXCO Resources, Inc. may be obtained by contacting EXCO’s Chairman, Douglas H. Miller, or its President, Stephen F. Smith, at EXCO’s headquarters, 12377 Merit Drive, Suite 1700, Dallas, TX 75251, telephone number (214) 368-2084, or by visiting our website at www.excoresources.com. Our SEC filings and press releases can be found under the Investor Relations tab.

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This release may contain forward-looking statements relating to future financial results or business expectations. Business plans may change as circumstances warrant. Actual results may differ materially from those predicted as a result of factors over which EXCO has no control. Such factors include, but are not limited to: acquisitions, recruiting and new business solicitation efforts, estimates of reserves, commodity price changes, the extent to which EXCO is successful in integrating recently acquired businesses, regulatory changes and general economic conditions. These risk factors and additional information are included in EXCO’s reports on file with the Securities and Exchange Commission.

The SEC has generally permitted oil and natural gas companies, in filings made with the SEC, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. We use the terms “probable,” “possible,” or “unproved” to describe volumes of reserves potentially recoverable through additional drilling or recovery techniques that the SEC’s guidelines prohibit us from including in filings with the SEC. These estimates are by their nature more speculative than estimates of proved reserves and accordingly are subject to substantially greater risk of being actually realized by the company. While we believe our calculation of unproved drillsites and estimations of unproved reserves have been appropriately risked and are reasonable, such calculations and estimates have not been reviewed by third party engineers or appraisers. Investors are urged to consider closely the disclosure in our Annual Report on Form 10-K for the year ended December 31, 2007 available on our website at www.excoresources.com under the Investor Relations tab or by calling us at (214) 368-2084.